Exhibit 99.1

EyeGate Enters Into Agreement for $1.9 Million Private Placement

WALTHAM, MA, September 30, 2019 – EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG), (“EyeGate” or the “Company”), a clinical-stage company focused on developing products for treating disorders of the eye, today announced that it has entered into a securities purchase agreement in connection with a private placement (the “Private Placement”) with an affiliate of Armistice Capital, LLC (“Armistice”) for aggregate gross proceeds of approximately $1.9 million. Steven J. Boyd, a director of EyeGate, is the Chief Investment Officer of Armistice. The Private Placement is expected to close on or about October 2, 2019, subject to the satisfaction of customary closing conditions.

In accordance with the Purchase Agreement, the Company will issue to Armistice an aggregate of (i) 600,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase an aggregate of 600,000 shares of Common Stock, with a combined purchase price $3.125 per Share and Warrant.

The Warrants have an exercise price of $3.125 per share, will become exercisable six months following the closing, and have a five-year term.

The Company expects to use the net proceeds from the Private Placement to support its operations, including for clinical trials, working capital and other general corporate purposes.

The securities to be issued and sold in the Private placement will not, upon issuance, be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the Shares and the Common Stock issuable upon exercise of the warrants described above.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EyeGate

EyeGate is a clinical-stage specialty pharmaceutical company focused on developing and commercializing products for treating diseases and disorders of the eye.

EyeGate’s lead product, Ocular Bandage Gel (“OBG”), is based on a modified form of the natural polymer hyaluronic acid, which is a gel that possesses unique properties providing hydration and healing when applied to the ocular surface. EyeGate is in the clinic for two different patient populations: photorefractive keratectomy (“PRK”) surgery to demonstrate corneal wound repair and punctate epitheliopathies (“PE”), which includes dry eye.

The objective of OBG is to re-epithelialize the cornea, reduce the risk of infection, improve symptoms, and improve ocular surface integrity. Often current treatments fall short as they are ineffective in protecting and enabling corneal re-epithelialization.

If EyeGate achieves successful completion of the PRK pivotal study and subsequent FDA approval, EyeGate believes OBG will be the only prescription hyaluronic acid eye drop in the U.S. and the only eye drop in the U.S. approved for the healing of corneal epithelial defects. Additionally, if the clinical trial for patients with PE is successful, EyeGate believes OBG will be the only eye drop in the U.S. approved for the treatment of PE.

EGP-437, EyeGate’s other product, incorporates a reformulated topically active corticosteroid, Dexamethasone Phosphate, that is delivered into the ocular tissues through EyeGate’s proprietary innovative drug delivery system, the EyeGate II Delivery System.

For more information, please visit www.EyeGatePharma.com.

EyeGate Social Media

EyeGate uses its website (www.EyeGatePharma.com), Facebook page (https://www.facebook.com/ EyeGatePharma/), corporate Twitter account (https://twitter.com/EyeGatePharma), and LinkedIn page (https://www.linkedin.com/company/135892/) as channels of distribution of information about EyeGate and its product candidates. Such information may be deemed material information, and EyeGate may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor EyeGate’s website and its social media accounts in addition to following its press releases, SEC filings, public conference calls, and webcasts. The social media channels that EyeGate intends to use as a means of disclosing the information described above may be updated from time to time as listed on EyeGate’s investor relations website.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s OBG product, its EGP-437 Combination Product, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s ability to close the Private Placement in a timely fashion and certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on March 1, 2019 or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact

Joseph Green
Edison Advisors for EyeGate Pharmaceuticals
646-653-7030
jgreen@edisongroup.com

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